Exhibit 3.01

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PROOFPOINT, INC.

PROOFPOINT, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY:

FIRST:  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on June 24, 2002, under the name of Extreme E-Mail, Inc.

SECOND:  The Corporation’s Amended and Restated Certification of Incorporation was filed with the Secretary of State of Delaware on December 16, 2002.

THIRD:  The Second Amended and Restated Certificate of Incorporation of Proofpoint, Inc. was filed with the Secretary of State of Delaware on October 10, 2003.

FOURTH:  A Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Proofpoint, Inc. was filed with the Secretary of State of Delaware on June 16, 2004.

FIFTH:  The Third Amended and Restated Certificate of Incorporation of Proofpoint, Inc. was filed with the Secretary of State of Delaware on September 2, 2004.

SIXTH:  The Fourth Amended and Restated Certificate of Incorporation of Proofpoint, Inc. was filed with the Secretary of State of Delaware on June 6, 2005.

SEVENTH:  The Fifth Amended and Restated Certificate of Incorporation of Proofpoint, Inc. was filed with the Secretary of State of Delaware on March 21, 2006.

EIGHTH:  The Sixth Amended and Restated Certificate of Incorporation of Proofpoint, Inc. was filed with the Secretary of State of Delaware on June 28, 2006.

NINTH:   The Seventh Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

TENTH:  The Seventh Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference and amends and restates the Restated Certificate of Incorporation in its entirety.

1

IN WITNESS WHEREOF, Proofpoint, Inc. has caused this Certificate to be signed by its Chief Executive Officer this 19th day of February 2008.

PROOFPOINT, INC.

By	/s/ Gary Steele
Gary Steele, Chief Executive Officer

2

EXHIBIT A

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PROOFPOINT, INC.
a Delaware corporation

ARTICLE I

The name of the Corporation is Proofpoint, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington and the County of New Castle and the name of the registered agent at that address is the Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.                                    Classes of Stock.  This Corporation is authorized to issue two classes of shares to be designated Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”).  The total number of shares of capital stock that the Corporation shall have the authority to issue is Ninety Million Two Hundred Twenty-Three Thousand Eight Hundred Forty-Four (90,223,844).  The total number of shares of Preferred Stock this Corporation shall have authority to issue is Thirty-Five Million Two Hundred Twenty-Three Thousand Eight Hundred Forty-Four (35,223,844).  The total number of shares of Common Stock this Corporation shall have authority to issue is Fifty-Five Million (55,000,000).  The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.

B.                                    The Preferred Stock.  Seven Million Four Hundred Thousand (7,400,000) shares of Preferred Stock shall be designated “Series A Preferred Stock.”  Seven Million One Hundred Nine Thousand Three Hundred Seventy-Five (7,109,375) shares of Preferred Stock shall be designated “Series B Preferred Stock.”  Eight Million Three Hundred Seven Thousand Twenty-Eight (8,307,028) shares of Preferred Stock shall be designated “Series C Preferred Stock.”  Six Hundred Sixty-Four Thousand Five Hundred Sixty-Three (664,563) shares of Preferred Stock shall be designated “Series D Preferred Stock.”  Five Million Seven Hundred Forty-Two Thousand Eight Hundred Seventy-Eight (5,742,878) shares of Preferred Stock shall be designated “Series E Preferred Stock.”  Six Million (6,000,000) shares of Preferred Stock shall be designated “Series F Preferred Stock.”  The powers, preferences, rights, restrictions, and other matters relating to the Preferred Stock are as follows:

1.                                       Dividends.

(a)                                  The holders of the Series A Preferred Stock shall be entitled to receive cash dividends at the rate of $0.08 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) per annum, the holders of the Series B Preferred Stock shall be entitled to receive cash dividends at the rate of $0.1024 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) per annum, the holders of the Series C Preferred Stock shall be entitled to receive cash dividends at the rate of $0.1926 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) per annum, the holders of the Series D Preferred Stock shall be entitled to receive cash dividends at the rate of $0.2408 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) per annum, and the holders of the Series E Preferred Stock shall be entitled to receive cash dividends at the rate of $0.2786 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) per annum, and the holders of the Series F Preferred Stock shall be entitled to receive cash dividends at the rate of $0.4256 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) per annum, payable out of funds legally available therefor.  Dividends payable on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock under this Section B.1(a) shall be payable in cash on a pari passu basis, when, as and if declared by the board of directors of the Corporation (the “Board of Directors”) and shall be non-cumulative.

So long as any shares of Preferred Stock shall be outstanding, no dividends (other than those payable solely in Common Stock) or other distribution of any kind shall be paid on any Common Stock during any fiscal year of the Corporation until cash dividends at the rate of $0.08 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) per annum, on the outstanding Series A Preferred Stock, cash dividends at the rate of $0.1024 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) per annum, on the outstanding Series B Preferred Stock, cash dividends at the rate of $0.1926 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) per annum, on the outstanding Series C Preferred Stock, cash dividends at the rate of $0.2408 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) per annum, on the outstanding Series D Preferred Stock, cash dividends at the rate of $0.2786 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) per annum, on the outstanding Series E Preferred Stock, and cash dividends at the rate of $0.4256 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) per annum, on the outstanding Series F Preferred Stock, shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid.

(b)                                 If, after cash dividends in the full preferential amount specified in Section B.1(a) for the Preferred Stock have been paid in full, the Board of Directors shall declare additional cash dividends out of funds legally available therefor, then such additional cash dividends shall be declared and paid pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 4 hereof.

(c)                                  If, after cash dividends in the full preferential amount specified in Section B.1(a) for the Preferred Stock have been paid in full, the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

2.                                       Liquidation Preference.

(a)                                  In the event of any liquidation under applicable bankruptcy or reorganization legislation or the dissolution or winding up of the Corporation (a “Liquidation”) the holders of the Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation legally available for distribution to the stockholders to the holders of the Common Stock by reason of their ownership thereof, the amount of (i) $1.00 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of Series A Preferred Stock then held by them, (ii) $1.28 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of Series B Preferred Stock then held by them, (iii) $2.4076 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of Series C Preferred Stock then held by them, (iv) $3.0095 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of Series D Preferred Stock then held by them, (v) $3.4826 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of Series E Preferred Stock then held by them and (vi) $5.32 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of Series F Preferred Stock then held by them.  If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution to the stockholders shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)                                 Upon the completion of the distribution required by Section B.2(a), the holders of shares of Preferred Stock shall not be entitled to any further participation in any distribution of assets or surplus funds of the Corporation, and any remaining assets or surplus funds of the Corporation legally available for distribution to the stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

(c)                                  For purposes of this Section B.2, unless the holders of greater than sixty-six and two thirds percent (66 2/3%) of the Preferred Stock then outstanding (voting together as a single class and on an as-converted basis) shall otherwise determine by written consent, vote or agreement, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation (or parent thereof) or its subsidiary (other than a mere reincorporation transaction) and pursuant to which the holders of the outstanding voting securities of the Corporation immediately prior to such consolidation, merger or other transaction fail to retain equity securities representing at least fifty percent (50%) of the voting power of the Corporation or surviving entity immediately following such consolidation, merger or other transaction (excluding voting securities of the acquiring corporation held by such holders prior to such transaction), (ii) any voluntary sale, conveyance, exchange or transfer to another person, in a single transaction or a series of related transactions, of securities representing greater than fifty percent (50%) of the voting power of the Corporation or (iii) any voluntary sale, conveyance, exchange or transfer to another person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), in a single transaction or a series of related transactions, of all or substantially all of the assets of the Corporation ((i), (ii) and (iii) each, a “Sale Transaction”) shall be treated as a Liquidation of the Corporation and shall entitle the holders of Preferred Stock to receive at the closing of a Sale Transaction in cash, securities or other property (valued as provided in Section B.2(d) and (e) below) amounts as specified in Section B.2(a).

(d)                                 Whenever the distribution provided for in this Section B.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

(e)                                  Notwithstanding Section B.2(d) of this Article IV, any securities shall be valued as follows:

(i)                                     Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)                              If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing of a Sale Transaction;

(B)                                If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of a Sale Transaction; and

(C)                                If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii)                                  The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

(f)                                    The Corporation shall give each holder of record of Preferred Stock written notice of any Sale Transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section B.2, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of material changes provided for herein; provided, however, that such periods may be shortened upon the written consent, vote or agreement of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent a majority of the voting power of all then outstanding shares of Preferred Stock.

3.                                       Voting Rights.

(a)                                  General Rights.  In addition to the voting rights which the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are entitled under or granted by the Delaware General Corporation Law or otherwise expressly provided herein, each holder of shares of the Preferred Stock shall be entitled to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Preferred Stock into shares of Common Stock pursuant to Section B.4 below on the record date for the vote or consent of stockholders eligible to vote on any such matters (or, if no record date is established, on the date such vote is taken or consent solicited) and shall have voting rights and powers equal to the voting rights and powers of the Common Stock voting together with the Common Stock on the election of Independent Directors (as defined below) and all other matters submitted to the stockholders of the Corporation for a vote as a single class and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  Except as otherwise provided herein or as required by law, the holders of Preferred

Stock and the holders of Common Stock shall vote together and not as separate classes.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)                                 Election of Directors.  In addition to the voting rights set forth in Section B.3(a) above, (i) the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors, (ii) the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors, (iii) the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors, (iv) the holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors and (v) the holders of the Preferred Stock and Common Stock, voting together as a single class and on an as-converted basis, shall be entitled to elect all remaining directors (the “Independent Directors”).  In the event of a vacancy in the office of any director elected by the holders of any class, a successor shall be elected to hold office for the unexpired term of such director by the holders of shares of such separate class.

4.                                       Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Right to Convert.  Any holder of shares of Preferred Stock shall have the right, at its option, at any time, and from time to time, to convert, subject to the terms and conditions of this Section B.4, at the office of the Corporation or any transfer agent for such stock, any or all of such holder’s shares of Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) in the case of the Series A Preferred Stock, $1.00 (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) by the Series A Conversion Price, determined as hereinafter provided, (ii) in the case of the Series B Preferred Stock, $1.28 (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) by the Series B Conversion Price, determined as hereinafter provided, (iii) in the case of the Series C Preferred Stock, $2.4076 (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) by the Series C Conversion Price, determined as hereinafter provided, (iv) in the case of the Series D Preferred Stock, $3.0095 (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) by the Series D Conversion Price, determined as hereinafter provided, (v) in the case of the Series E Preferred Stock, $3.4826 (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) by the Series E Conversion Price, determined as hereinafter provided and (vi) in the case of the Series F Preferred Stock, $5.32 (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) by the Series F Conversion Price, in each case as in effect on the date the certificate is surrendered for conversion.  On the Original Issue Date, the price at which shares of Common Stock shall be deliverable upon conversion of shares of Preferred Stock shall initially be (i) in the case of the Series A Preferred Stock, $1.00 per share (the “Series A Conversion Price”), (ii) in the case of the Series B Preferred Stock, $1.28 per share (the “Series B Conversion Price”), (iii) in the case of the Series C Preferred Stock, $2.4076 per share (the “Series C Conversion Price”), (iv) in the case of the Series D Preferred Stock, $2.4076 per share (the “Series D Conversion Price”), (v) in the case of the Series E Preferred Stock, $3.46655 per share (the “Series E Conversion Price”), and (vi) in the case of the Series F Preferred Stock, $5.32 per share (the “Series F Conversion Price”).  Thereafter, such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price and Series F Conversion Price shall be adjusted as hereinafter provided.

(b)                                 Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price for such series of Preferred Stock upon the earlier of (i) the date specified by written consent or agreement of holders of at least sixty-six and two thirds percent (66 2/3%) of the shares of Preferred Stock then outstanding (voting together as a single class and on an as-converted basis) provided, however, that no share of Series F Preferred Stock shall be automatically converted pursuant to the foregoing in connection with, or in anticipation of, a Sale Transaction in which holders of Series F Preferred Stock do not receive the full preference amount set forth in Section B.2(a) of this Article IV, unless such written consent or agreement is endorsed by the holders of a majority of the Series F Preferred Stock then outstanding (voting together as a single class and on an as-converted basis); or (ii) immediately upon the closing of the sale of the Corporation’s Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), in which the aggregate proceeds to the Corporation (before deduction for underwriters’ discounts and commissions and expenses relating to the issuance) exceed $40,000,000  and in which the public offering price per share (before deduction for underwriters’ discounts and commissions and expenses relating to the issuance) equals or exceeds $10.64 per share  (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) (a “Qualified IPO”).

(c)                                  Mechanics of Conversion.

(i)                                     Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock (or, if the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed, such holder shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates in lieu of providing such certificates), and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that in the event of an automatic conversion pursuant to Section B.4(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of

Preferred Stock are either delivered to the Corporation or its transfer agent as provided above or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  The Corporation shall, as soon as reasonably practicable thereafter (subject to compliance with the applicable provisions of federal and state securities laws), issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined in good faith by the Board of Directors as of the date of such conversion) an amount equal to any declared and unpaid dividends on the shares of Preferred Stock being converted.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii)                                  All certificates representing shares of Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and may not be reissued.

(iii)                               If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(iv)                              On the date of an optional conversion or an automatic conversion, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of the holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

(d)                                 Adjustments to Conversion Price for Certain Dilutive Issuances.

(i)                                     Special Definitions.  For purposes of this Section B.4(d), the following definitions apply:

(A)                              “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(B)                                “Original Issue Date” shall mean the date on which a share of Series F Preferred Stock was first issued.

(C)                                “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(D)                               “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section B.4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(1)                                  upon conversion of shares of Preferred Stock;

(2)                                  to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements, on terms approved by the Board of Directors (including, with respect to the officers of the Corporation, a majority of directors who are not also employees of the Corporation);

(3)                                  as a dividend or distribution on the Preferred Stock;

(4)                                  for which adjustment of the applicable Conversion Price is made pursuant to Section B.4(e);

(5)                                  any securities offered by the Corporation to the public pursuant to a registration statement filed under the Securities Act in a transaction resulting in the automatic conversion of the Preferred Stock under Section B.4(b) above;

(6)                                  any securities issued pursuant to the acquisition of another corporation or entity (that is not affiliated with the Corporation or any of its stockholders) by the Corporation by consolidation, merger, purchase of all or substantially all of the assets or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity, 50% or more of the voting power of such other corporation or entity, or 50% or more of the equity ownership of such other entity and which transaction is approved by the Board of Directors; or

(7)                                  shares of any capital stock (and/or options or warrants therefor) issued to parties providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing or other strategic partners approved by the Board of Directors and not primarily for equity financing purposes.

(ii)                                  No Adjustment of Conversion Price.  Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for any series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section B.4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect for such series of Preferred Stock on the date of, and immediately prior to, such issue.

(iii)                               Deemed Issue of Additional Shares of Common Stock.  In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto, assuming the satisfaction of all conditions to exercise and conversion, including the passage of time, have been satisfied, but without regard to any potential antidilution adjustments) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date for consideration determined in accordance with Section B.4(d)(v), provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)                              no further adjustments in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)                                if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (including, but not limited to a change resulting from the antidilution provisions thereof), the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of such Conversion Price shall effect Common Stock previously issued upon conversion of such Preferred Stock);

(C)                                upon the expiration of any such Options, the termination of any such rights to convert or exchange Convertible Securities, the applicable Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (including Common Stock that may be issued upon conversion or exchange of any Convertible Securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such Convertible Securities or upon the exercise of the Options related to such securities (provided, however, that no such adjustment of the Conversion Price for any series of Preferred Stock shall effect Common Stock previously issued upon conversion of such series of Preferred Stock); and

(D)                               no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price for any series of Preferred Stock to an amount which exceeds the lower of (a) such Conversion Price on the original adjustment date with respect to such issuance, or (b) the Conversion Price for such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock (or deemed issuance pursuant to section B.4(d)(iii)) between the original adjustment date and such readjustment date.

(iv)                              Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event this Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B.4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price with respect to the any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such series of Preferred Stock shall be reduced concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.  For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all outstanding Convertible Securities had been fully converted into shares of Common Stock and any outstanding warrants, Options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(v)                                 Determination of Consideration.  For purposes of this Section B.4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock (or deemed issuance pursuant to Section B.4(d)(iii)) shall be computed as follows:

(A)                              Cash and Property.  Such consideration shall:

(1)                                  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2)                                  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3)                                  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration with respect to the Additional Shares of Common Stock so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(B)                                Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section B.4(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(1)                                  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against potential dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(2)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against potential dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(e)                                  Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock.  If this Corporation, at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock dividend, stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for each series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, so that the holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the foregoing events had such shares of Preferred Stock been converted immediately prior to the occurrence of such event.  In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f)                                    Adjustments for Reclassification and Reorganization.  If the Common Stock issuable upon conversion of any series of Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section B.4(e) above or a Sale Transaction that is treated as a Liquidation), the Conversion Price then in effect for such series of Preferred Stock shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that such series of Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such series of Preferred Stock immediately before that change.

(g)                                 No Impairment.  The Corporation will not, except in accordance with the Delaware General Corporation Law and Section B.5 hereof, by amendment of this Certificate by merger, consolidation or otherwise or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation under any Article of this Certificate, including, without limitation, this Section B.4, and will at all times in good faith assist in the carrying out of all the provisions of this Section B.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(h)                                 Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section B.4, the Corporation at its expense shall within a reasonable period (not to exceed ten (10) business days) compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate executed by the Corporation’s President or a Vice President setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such series of Preferred Stock.

(i)                                     Notices of Record Date.  If the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (v) to sell shares of Common Stock in a Qualified IPO; then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and (2) in the case of the matters referred to in (iii), (iv) and (v) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(j)                                     Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock; the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(k)                                  Fractional Shares.  No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(l)                                     Notices.  Any notice required by the provisions of this Section B.4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5.                                       Restrictions and Limitations.

(a)                                  Series Protective Provisions for Series C Preferred Stock.  So long as at least One Million (1,000,000) shares of Series C Preferred Stock remain outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), notwithstanding anything to the contrary set forth herein, the Bylaws of the Corporation or otherwise, neither the Corporation, the Board of Directors nor the stockholders of the Corporation shall approve, consent to or ratify any of the following actions (whether by amendment or restatement of the Certificate of Incorporation, by agreement of merger, consolidation, business combination, recapitalization, reincorporation or other corporate transaction or series of related transactions) without the affirmative vote or written consent by the holders of at least sixty-six and two thirds percent (66 2/3%) of the then outstanding shares of the Series C Preferred Stock (voting as a separate series):

(i)                                     Amend or waive any provision of the Corporation’s Certificate of Incorporation to alter or change the rights, preferences or privileges so as to adversely affect the Series C Preferred Stock unless such alteration or change so affects the Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock;

(ii)                                  Amend or waive any provision of the Corporation’s Bylaws relative to the rights, preferences or privileges of the Series C Preferred Stock; or

(iii)                               Any increase or decrease in the authorized number of shares of Series C Preferred Stock.

(b)                                 Series Protective Provisions for Series D Preferred Stock.  So long as at least Two Hundred Thousand (200,000) shares of Series D Preferred Stock remain outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), notwithstanding anything to the contrary set forth herein, the Bylaws of the Corporation or otherwise, neither the Corporation, the Board of Directors nor the stockholders of the Corporation shall approve, consent to or ratify any of the following actions (whether by amendment or restatement of the Certificate of Incorporation, by agreement of merger, consolidation, business combination, recapitalization, reincorporation or other corporate transaction or series of related transactions) without the affirmative vote or written consent by the holders of at least sixty percent (60%) of the then outstanding shares of the Series D Preferred Stock (voting as a separate series):

(i)                                     Amend or waive any provision of the Corporation’s Certificate of Incorporation to alter or change the rights, preferences or privileges so as to adversely affect the Series D Preferred Stock unless such alteration or change so affects the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock;

(ii)                                  Amend or waive any provision of the Corporation’s Bylaws relative to the rights, preferences or privileges of the Series D Preferred Stock; or

(iii)                               Any increase or decrease in the authorized number of shares of Series D Preferred Stock.

(c)                                  Series Protective Provisions for Series E Preferred Stock.  So long as at least One Million (1,000,000) shares of Series E Preferred Stock remain outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), notwithstanding anything to the contrary set forth herein, the Bylaws of the Corporation or otherwise, neither the Corporation, the Board of Directors nor the stockholders of the Corporation shall approve, consent to or ratify any of the following actions (whether by amendment or restatement of the Certificate of Incorporation, by agreement of merger, consolidation, business combination, recapitalization, reincorporation or other corporate transaction or series of related transactions) without the affirmative vote or written consent by the holders of at least sixty-six and two thirds percent (66 2/3%) of the then outstanding shares of the Series E Preferred Stock (voting as a separate series):

(i)                                     Amend or waive any provision of the Corporation’s Certificate of Incorporation to alter or change the rights, preferences or privileges so as to adversely affect the Series E Preferred Stock unless such alteration or change so affects the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock;

(ii)                                  Amend or waive any provision of the Corporation’s Bylaws relative to the rights, preferences or privileges of the Series E Preferred Stock; or

(iii)                               Any increase or decrease in the authorized number of shares of Series E Preferred Stock.

(d)                                 Series Protective Provisions for Series F Preferred Stock.  So long as at least One Million (1,000,000) shares of Series F Preferred Stock remain outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), notwithstanding anything to the contrary set forth herein, the Bylaws of the Corporation or otherwise, neither the Corporation, the Board of Directors nor the stockholders of the Corporation shall approve, consent to or ratify any of the following actions (whether by amendment or restatement of the Certificate of Incorporation, by agreement of merger, consolidation, business combination, recapitalization, reincorporation or other corporate transaction or series of related transactions) without the affirmative vote or written consent by the holders of at least a majority of the then outstanding shares of the Series F Preferred Stock (voting as a separate series):

(i)                                     Amend or waive any provision of the Corporation’s Certificate of Incorporation to alter or change the rights, preferences or privileges so as to adversely affect the Series F Preferred Stock unless such alteration or change so affects the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock;

(ii)                                  Amend or waive any provision of the Corporation’s Bylaws relative to the rights, preferences or privileges of the Series F Preferred Stock; or

(iii)                               Any increase or decrease in the authorized number of shares of Series F Preferred Stock.

(e)                                  Class Protective Provisions.  So long as at least One Million (1,000,000) shares of Preferred Stock remain outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), notwithstanding anything to the contrary set forth herein, the Bylaws of the Corporation or otherwise, neither the Corporation, the Board of Directors nor the stockholders of the Corporation shall approve, consent to or ratify any of the following actions (whether by amendment or restatement of the Certificate of Incorporation, by agreement of merger, consolidation, business combination, recapitalization, reincorporation or other corporate transaction or series of related transactions, and whether directly or through action taken by a subsidiary of the Corporation) without the affirmative vote or written consent by the holders of at least sixty-six and two thirds percent (66 2/3%) of the then outstanding shares of the Preferred Stock (voting together as a single class and on an as-converted basis); provided, that the shares of Preferred Stock held by any stockholder affiliated with any person (other than the Corporation) engaged in any transaction for which approval is being sought under B.5(i) shall be disregarded for purposes of determining whether such approval is obtained:

(i)                                     Any act or thing that results in the payment or declaration of any dividend (other than those payable solely in Common Stock) on any shares of Preferred Stock or Common Stock;

(ii)                                  Any act or thing that results in the redemption, repurchase or other acquisition of any shares of Preferred Stock or Common Stock, provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock at cost from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to a stock purchase agreement, stock option agreement or restricted stock plan approved by the Board of Directors under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or (ii) the exercise of the Corporation’s right of first refusal, approved by the Board of Directors, upon a proposed transfer;

(iii)                               Authorize, create or issue, or obligate itself to authorize, create or issue, any other equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges senior to or on a parity with the Preferred Stock, including with respect to dividends, voting or upon a liquidation;

(iv)                              Amend, alter, waive or otherwise change the rights, preferences or privileges of the Preferred Stock;

(v)                                 Amend or alter its Certificate of Incorporation or Bylaws;

(vi)                              Enter into any transaction involving the right to purchase or otherwise obtain shares of the Corporation’s capital stock from the Corporation, other than shares of capital stock (and/or options or warrants therefor) issued to employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to a stock option agreement, restricted stock plan or other arrangement approved by the Board of Directors;

(vii)                           Issue or incur any indebtedness outside the ordinary course of business, unless such action is approved by the Board of Directors, including the approval of at least two (2) directors elected by the holders of the Preferred Stock;

(viii)                        Consummate any Sale Transaction;

(ix)                                Engage in any material transaction outside the ordinary course of business with an affiliate of the Corporation or of any stockholder of the Corporation, other than a transaction subject to the right of first refusal set forth in Section 3.1 of the Corporation’s Fourth Amended and Restated Investors’ Rights Agreement, dated on or around

February 19, 2008, regardless of whether such right of first refusal is waived by the holders thereof;

(x)                                   Increase or decrease the number of authorized shares of Common Stock or Preferred Stock; or

(xi)                                Change the authorized number of directors of the Corporation.

6.                                       No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

7.                                       No Redemption of Preferred Stock.  The shares of Preferred Stock shall not be subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

C.                                    The Common Stock.

1.                                       Dividend Rights.  Subject to the prior rights of the holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets or the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.                                       Liquidation Rights.  Upon the Liquidation of the Corporation, the assets of the Corporation shall be distributed as provided in Section B.2 of this Article IV.

3.                                       Voting Rights.  The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

A director of the Corporation shall not, to the fullest extent permitted by the Delaware General Corporation Law, be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize Corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VII

Subject to Sections B.4 and B.5 of Article IV above, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VIII

Subject to Section B.5 of Article IV above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided however, whenever this Certificate of Incorporation requires for action by the Board of Directors, the action by a specific director or for action by the holders of any series of shares of the Corporation, as the case may be, the vote or consent of a greater number of directors greater than required by law, the vote or consent of a specific director, or the vote or consent of more than a majority of holders of such series of shares, as the case may be, the provision of this Certificate of Incorporation requiring such greater or specific vote or consent shall not be altered, amended or repealed without first obtaining such greater or specific vote or consent to such alteration, amendment or repeal.

ARTICLE IX

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which Delaware General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

CERTIFICATE OF AMENDMENT OF SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PROOFPOINT, INC.

Proofpoint, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation’s Seventh Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

The first two paragraphs of Article IV of the corporation’s Seventh Amended and Restated Certificate of Incorporation, relating to the authorized capital stock of the corporation, are hereby amended and restated to read as follows:

A.                                    Classes of Stock.  This Corporation is authorized to issue two classes of shares to be designated Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”).  The total number of shares of capital stock that the Corporation shall have the authority to issue is Ninety-Eight Million Three Hundred Twenty-Three Thousand Eight Hundred Forty-Four (98,323,844).  The total number of shares of Preferred Stock this Corporation shall have authority to issue is Thirty-Eight Million Three Hundred Twenty-Three Thousand Eight Hundred Forty-Four (38,323,844).  The total number of shares of Common Stock this Corporation shall have authority to issue is Sixty Million (60,000,000).  The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.

B.                                    The Preferred Stock.  Seven Million Four Hundred Thousand (7,400,000) shares of Preferred Stock shall be designated “Series A Preferred Stock.”  Seven Million One Hundred Nine Thousand Three Hundred Seventy-Five (7,109,375) shares of Preferred Stock shall be designated “Series B Preferred Stock.”  Eight Million Three Hundred Seven Thousand Twenty-Eight (8,307,028) shares of Preferred Stock shall be designated “Series C Preferred Stock.”  Six Hundred Sixty-Four Thousand Five Hundred Sixty-Three (664,563) shares of Preferred Stock shall be designated “Series D Preferred Stock.”  Five Million Seven Hundred Forty-Two Thousand Eight Hundred Seventy-Eight (5,742,878) shares of Preferred Stock shall be designated “Series E Preferred Stock.”  Nine Million One Hundred Thousand (9,100,000) shares of Preferred Stock shall be designated “Series F Preferred Stock.”  The powers, preferences, rights, restrictions, and other matters relating to the Preferred Stock are as follows:

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 19th day of June 2008, and the foregoing facts stated herein are true and correct.

Proofpoint, Inc.

By:	/s/ Gary Steele
Gary Steele
President and Chief Executive Officer

SECOND CERTIFICATE OF AMENDMENT OF SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PROOFPOINT, INC.

Proofpoint, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation’s Seventh Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

The first two paragraphs of Article IV of the corporation’s Seventh Amended and Restated Certificate of Incorporation, relating to the authorized capital stock of the corporation, are hereby amended and restated to read as follows:

A.                                    Classes of Stock.  This Corporation is authorized to issue two classes of shares to be designated Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”).  The total number of shares of capital stock that the Corporation shall have the authority to issue is One Hundred Nine Million Four Hundred Twenty-Three Thousand Eight Hundred Forty-Four (109,423,844).  The total number of shares of Preferred Stock this Corporation shall have authority to issue is Thirty-Nine Million Four Hundred Twenty-Three Thousand Eight Hundred Forty-Four (39,423,844).  The total number of shares of Common Stock this Corporation shall have authority to issue is Seventy Million (70,000,000).  The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.

B.                                    The Preferred Stock.  Seven Million Four Hundred Thousand (7,400,000) shares of Preferred Stock shall be designated “Series A Preferred Stock.”  Seven Million One Hundred Nine Thousand Three Hundred Seventy-Five (7,109,375) shares of Preferred Stock shall be designated “Series B Preferred Stock.”  Eight Million Three Hundred Seven Thousand Twenty-Eight (8,307,028) shares of Preferred Stock shall be designated “Series C Preferred Stock.”  Six Hundred Sixty-Four Thousand Five Hundred Sixty-Three (664,563) shares of Preferred Stock shall be designated “Series D Preferred Stock.”  Five Million Seven Hundred Forty-Two Thousand Eight Hundred Seventy-Eight (5,742,878) shares of Preferred Stock shall be designated “Series E Preferred Stock.”  Ten Million Two Hundred Thousand (10,200,000) shares of Preferred Stock shall be designated “Series F Preferred Stock.”  The powers, preferences, rights, restrictions, and other matters relating to the Preferred Stock are as follows:

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 19th day of October 2009, and the foregoing facts stated herein are true and correct.

Proofpoint, Inc.

By:	/s/ Gary Steele
Gary Steele
President and Chief Executive Officer

THIRD CERTIFICATE OF AMENDMENT OF

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PROOFPOINT, INC.

Proofpoint, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation’s Seventh Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

The first paragraph of Article IV of the corporation’s Seventh Amended and Restated Certificate of Incorporation, relating to the authorized capital stock of the corporation, is hereby amended and restated to read as follows:

“A.             Classes of Stock. This Corporation is authorized to issue two classes of shares to be designated Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”). The total number of shares of capital stock that the Corporation shall have the authority to issue is One Hundred Ten Million Eight Hundred Twenty-Three Thousand Eight Hundred Forty-Four (110,823,844). The total number of shares of Preferred Stock this Corporation shall have authority to issue is Thirty-Nine Million Four Hundred Twenty-Three Thousand Eight Hundred Forty-Four (39,423,844). The total number of shares of Common Stock this Corporation shall have authority to issue is Seventy One Million Four Hundred Thousand (71,400,000). The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 22nd day of December 2011, and the foregoing facts stated herein are true and correct.

Proofpoint, Inc.

By:	/s/ Gary Steele
Gary Steele
Chief Executive Officer

FOURTH CERTIFICATE OF AMENDMENT

OF THE

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROOFPOINT, INC.
(a Delaware corporation)

Proofpoint, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify that the following amendment to the corporation’s Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228 and 242 of the General Corporation Law:

Article IV(A) of the Amended and Restated Certificate of Incorporation relating to Authorization of Stock is hereby amended to include the following paragraph immediately following the first paragraph:

“Effective upon the filing of this Certificate of Amendment, each outstanding share of the Common Stock of the corporation will be combined, changed and reclassified into, without any further action by this corporation or the stockholder thereof, one-half (1/2) of a share of Common Stock.  No fractional shares shall be issued in connection with the foregoing combination; all shares of Common Stock so combined that are held by a stockholder will be aggregated subsequent to the foregoing combination and each fractional share resulting from such aggregation held by a stockholder shall be paid in cash the value of such fractional shares.”

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its duly authorized officer this 2nd day of April 2012 and the foregoing facts stated herein are true and correct.

PROOFPOINT, INC.

By:	/s/ Gary Steele
Name:	Gary Steele
Title:	Chief Executive Officer